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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

ROO Group, Inc.
(Name of Issuer)
Shares of Common Stock, par value $0.01 per share
(Title of Class of Securities)
776349201
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	776349201	Page	2	of	10

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Southpoint Capital Advisors LP 20-0975910

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		1,183,335

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,183,335

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,183,335

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	776349201	Page	3	of	10

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Southpoint GP, LP 20-1095514

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		1,183,335

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,183,335

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,183,335

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	776349201	Page	4	of	10

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Southpoint Capital Advisors LLC 20-0975900

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		1,183,335

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,183,335

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,183,335

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	776349201	Page	5	of	10

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Southpoint GP, LLC 20-1064783

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		1,183,335

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,183,335

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,183,335

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	776349201	Page	6	of	10

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Robert W. Butts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,183,335

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,183,335

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,183,335

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	776349201	Page	7	of	10

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	John S. Clark II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,183,335

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,183,335

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,183,335

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

SCHEDULE 13G/A
     This Amendment No. 1 to Schedule 13G (the “Amendment”) is an amendment to the initial statement on Schedule 13G relating to shares of common stock, par value $0.01 per share (the “Common Stock”) of ROO Group, Inc., a Delaware corporation (the “Issuer”), filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2005, (the “Schedule 13G”).
     This Amendment is being filed on behalf of Southpoint Capital Advisors LLC, a Delaware limited liability company (“Southpoint CA LLC”), Southpoint GP, LLC, a Delaware limited liability company (“Southpoint GP LLC”), Southpoint Capital Advisors LP, a Delaware limited partnership (“Southpoint Advisors”), Southpoint GP, LP (“Southpoint GP”), Robert W. Butts and John S. Clark II. Southpoint CA LLC is the general partner of Southpoint Advisors. Southpoint GP LLC is the general partner of Southpoint GP. Southpoint GP is the general partner of Southpoint Fund LP, a Delaware limited partnership (the “Fund”), Southpoint Qualified Fund LP, a Delaware limited partnership (the “Qualified Fund”), and Southpoint Offshore Operating Fund, LP, a Cayman Islands exempted limited partnership (the “Offshore Operating Fund”). Southpoint Offshore Fund, Ltd., a Cayman Island exempted company (the “Offshore Fund”), is also a general partner of the Offshore Operating Fund. This Amendment relates to shares of Common Stock of the Issuer, purchased by the Fund, the Qualified Fund and the Offshore Operating Fund.

Item 2(d)	Title of Class of Securities.

Item 2(d) is hereby amended and restated as follows:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e)	CUSIP Number.

Item 2(e) is hereby amended and restated as follows:

776349201

Item 4	Ownership.

Item 4 is hereby amended and restated as follows:

(a) Southpoint CA LLC, Southpoint GP LLC, Southpoint GP, Southpoint Advisors, Robert W. Butts and John S. Clark II may be deemed the beneficial owners of 1,183,335 shares of Common Stock.

(b) As of December 31, 2005, Southpoint CA LLC, Southpoint GP LLC, Southpoint GP, Southpoint Advisors, Robert W. Butts and John S. Clark II may be deemed the beneficial owners of 9.2% of the outstanding shares of Common Stock. This percentage was determined by dividing 1,183,335 by 12,932,448, which is the number of shares of Common Stock outstanding as

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of December 28, 2005, as reported in the Issuer’s Form 8-K, filed on December 28, 2005 with the Securities and Exchange Commission.

(c) Southpoint CA LLC, Southpoint GP LLC, Southpoint GP, Southpoint Advisors, Robert W. Butts and John S. Clark II have the sole power to vote and dispose of the 1,183,335 shares of Common Stock beneficially owned.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits	Exhibit 1

Joint Filing Agreement dated February 9, 2006, between Southpoint CA LLC, Southpoint GP LLC, Southpoint GP, Southpoint Advisors, Robert W. Butts and John S. Clark II.

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SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
     Date: February 9, 2006

SOUTHPOINT CAPITAL ADVISORS, LP

By:	Southpoint Capital Advisors LLC
its general partner

	By:	/s/ Robert W. Butts

	Name:	Robert W. Butts
	Title:	Manager

SOUTHPOINT GP, LP

By:	Southpoint GP, LLC
its general partner

	By:	/s/ Robert W. Butts

	Name:	Robert W. Butts
	Title:	Manager

SOUTHPOINT CAPITAL ADVISORS, LLC

By:	/s/ Robert W. Butts

Name:	Robert W. Butts
Title:	Manager

SOUTHPOINT GP, LLC

By:	/s/ Robert W. Butts

Name:	Robert W. Butts
Title:	Manager

/s/ Robert W. Butts

Robert W. Butts

/s/ John S. Clark II

John S. Clark II

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